News Release
Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

CONTACT: Keith Price

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FOR IMMEDIATE RELEASE

Goodyear Announces Leadership Changes in Finance Organization

AKRON, Ohio, December 7, 2010 – The Goodyear Tire & Rubber Company today announced several changes in Finance leadership.

Richard J. Noechel, vice president of finance for North American Tire, has been elected vice president and controller, succeeding Thomas A. Connell, who plans to retire effective March 1, 2011.

Laura K. Thompson, currently vice president of business development, has been elected vice president of finance for North American Tire, succeeding Noechel.

David Campopiano, currently senior director of business development, will be promoted to vice president of business development, succeeding Thompson. All the changes will take effect on March 1, 2011.

“Tom has been an invaluable member of the company’s finance leadership team. He provided sound judgment and strong process discipline that has contributed enormously to Goodyear’s financial business processes, while also building our finance team globally,” said Darren R. Wells, executive vice president and chief financial officer.

Connell joined Goodyear as vice president and controller in 2003, after working 24 years in financial management positions at TRW Inc. He also was Goodyear’s chief information officer from February 2008 to April 2010.

Noechel began his career at Goodyear in 2004 as assistant controller. Two years later, he became chief financial officer of the company’s South Pacific Tyre subsidiary in Australia before returning to Akron in 2008. He was vice president and controller of Goodyear from March 2008 to December 2008, before assuming his role as vice president of finance for North American Tire. Prior to joining Goodyear, Noechel was vice president and controller for The Kmart Corp. from 2001 through 2004. He also worked for DaimlerChrysler in various positions and for Price Waterhouse LLP.

“Rick brings both a strong technical background and a depth of business knowledge to the role, having been part of both Goodyear’s North American and Asian businesses,” said Wells.

Thompson, was appointed vice president of business development in 2005, where she has been responsible for acquisition, divestiture and partnership activities in supporting Goodyear’s long-term strategies. She began her Goodyear career in 1983 and served in various financial and accounting positions, both in business units and corporate staff. She served as director of investor relations from 2000 to 2002 and most recently worked in North American Tire from 2002 to 2005, when she served as finance director for Consumer Tires and director of business development.

Curt J. Andersson, president of North American Tire, said, “We are pleased to have Laura back in North American Tire in the lead financial role, where her expertise and deep knowledge of Goodyear will be an asset.”

Wells added, “Laura is a strong and visible leader both internally and in representing Goodyear outside the company. She brings to her new role a depth of Goodyear knowledge as well as a strong market perspective from her prior business development and investor relations roles. We are fortunate to have Dave Campopiano, a highly experienced and talented business development professional, to step into this critical role.”

Campopiano has been senior director of business development since 2008, and was director of business development from 2005 to 2008. Prior to joining Goodyear, he spent 15 years at Ferro Corporation, including a period as vice president of mergers and acquisitions.

Goodyear is one of the world’s largest tire companies. It employs approximately 70,000 people and manufactures its products in 56 facilities in 22 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com.

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